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As filed with the Securities and Exchange Commission on September 25, 2006

Registration No. 333-135484

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BARE ESCENTUALS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	2844 (Primary Standard Industrial Classification Code Number)	20-1062857 (I.R.S. Employer Identification Number)

Bare Escentuals, Inc.
71 Stevenson Street, 22nd Floor
San Francisco, CA 94105
(415) 489-5000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Leslie A. Blodgett
Chief Executive Officer
Bare Escentuals, Inc.
71 Stevenson Street, 22nd Floor
San Francisco, CA 94105
(415) 489-5000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Robert E. Burwell, Esq. Robert A. Koenig, Esq. Latham & Watkins LLP 12636 High Bluff Drive, Suite 400 San Diego, CA 92130 (858) 523-5400	Kevin P. Kennedy, Esq. Simpson Thacher & Bartlett LLP 2550 Hanover Street Palo Alto, CA 94304 (650) 251-5000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

 EXPLANATORY NOTE

        Bare Escentuals, Inc. has prepared this Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-135484) for the purpose of filing with the Securities and Exchange Commission certain exhibits to the Registration Statement. Amendment No. 4 does not modify any provision of the prospectus that forms a part of the Registration Statement and accordingly such prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the costs and expenses, other than the underwriting discount, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq Global Select Market filing fee.

SEC registration fee	$33,470
NASD filing fee	31,780
Nasdaq Global Select Market filing fee	100,000
Printing and engraving expenses	200,000
Legal fees and expenses	650,000
Accounting fees and expenses	980,000
Blue sky fees and expenses	10,000
Transfer agent fees and expenses	10,000
Miscellaneous	119,750

Total	$2,135,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

  •
  any breach of the director's duty of loyalty to us or our stockholders;

  •
  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

  •
  any transaction from which the director derived an improper personal benefit.

        These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

        As permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that:

  •
  we may indemnify our directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

  •
  we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

  •
  the rights provided in our bylaws are not exclusive.

        Our amended and restated certificate of incorporation, attached as Exhibit 3.2 hereto, and our bylaws, attached as Exhibit 3.4 hereto, provide for the indemnification provisions described above and elsewhere herein. In addition, we have entered into separate indemnification agreements, a form of which is attached as Exhibit 10.19 hereto, with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors' and officers' liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

        The form of Underwriting Agreement, attached as Exhibit 1.1 hereto, provides for indemnification by the underwriters of us and our officers and directors for specified liabilities, including matters arising under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

        Since January 1, 2003, we or our predecessor have issued unregistered securities to a limited number of persons as described below.

  (1)
  In December 2003, our predecessor MD Beauty, Inc. issued 2,583,984 shares of Series A convertible preferred stock to QVC, Inc. upon net exercise of a warrant at an exercise price of $0.13 for an aggregate net value of $327,305. The warrant was originally issued in connection with the QVC agreement. In May 2004, our predecessor issued an additional 832,405 shares of Series A convertible preferred stock to QVC, Inc. to settle a dispute regarding the number of shares to be withheld as payment of the exercise price in connection with the net exercise.

  (2)
  In connection with our June 2004 recapitalization, we issued to JH MDB Investors, L.P. 22,303,174 shares of our common stock in exchange for $17.4 million in cash and Series A convertible preferred stock and common stock of our predecessor then held by JH MDB Investors. Also in connection with this recapitalization, we issued 39,076,561 shares of common stock to various private equity funds and accredited investors at a price of $1.79 per share, for an aggregate consideration of approximately $70.1 million (including the sale of 167,274 shares of our common stock at $1.79 per share to our director Lea Anne Ottinger, for an aggregate amount of $300,000). Also in connection with our June 2004 recapitalization, we issued $27.0 million in principal amount of 15% senior subordinated notes due June 2011 to accredited investors. These notes were repaid in connection with our February 2005 recapitalization.

  (3)
  Between January 1, 2003 and June 10, 2004, our predecessor granted options to purchase a total of 2,220,000 shares of its common stock, with a weighted average exercise price of $0.04 per share. During that time, options to purchase 112,500 shares of its common stock were exercised at a weighted average exercise price of $0.04 per share, for an aggregate consideration of $4,500.

  (4)
  Between June 10, 2004 and July 2, 2006, we granted options to purchase a total of 10,515,876 shares of our common stock, with exercise prices ranging from $1.79 to $8.87 per share. During that time, options to purchase 2,408,999 shares of our common stock were exercised, for an aggregate consideration of approximately $2.0 million. As a result of the repricing of the option exercise prices in connection with the February 2005, October 2005 and June 2006 recapitalizations, the range of exercise prices of options outstanding as of July 2, 2006 is $0.46 to $8.87.

  (5)
  In connection with our February 2005 recapitalization, we issued $15.0 million in principal amount of 15.0% senior subordinated notes due February 2014 to accredited investors. These notes were repaid in July 2005.

  (6)
  In connection with our October 2005 recapitalization, we issued 54,732 shares of common stock, which we valued at approximately $0.4 million, to each of Berkshire Partners LLC and JH Partners, LLC, for management advisory services. In connection with our June 2006 recapitalization, we issued 102,022 shares of common stock, which we valued at approximately $1.1 million, to each of Berkshire Partners LLC and JH Partners, LLC, for management advisory services.

  (7)
  In connection with our June 2006 recapitalization, we issued $125.0 million in principal amount of 15.0% senior subordinated notes due June 2014 to accredited investors. We intend to repay these notes with the proceeds of our initial public offering.

  (8)
  In December 2004, we sold 167,274 shares of our common stock at $1.79 per share to our director Glen T. Senk, for an aggregate consideration of $300,000. In December 2004, we also sold 167,274 shares of our common stock at $1.79 per share to Thomas Whiddon, who was serving as one of our directors at the time, for an aggregate consideration of $300,000. In June 2006, we sold 35,601 shares of our common stock at $8.43 per share to our director Karen M. Rose, for an aggregate consideration of $300,000.

        The offers, sales, and issuances of the securities described in paragraphs (1), (2), (5), (6), (7) and (8) and certain of the offers, sales and issuances of securities described in paragraphs (3) and (4) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder, in that the issuance of securities to the recipients did not involve a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. Each of the recipients of securities in the transactions described in paragraphs (1), (2), (5), (6), (7) and (8) was accredited or sophisticated and had adequate access, through employment, business or other relationships, to information about us.

        Certain of the offers, sales and issuances of the options and common stock described in paragraphs (3) and (4) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 of the Securities Act in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under such rule. The recipients of such options and common stock were our employees, directors or consultants and received the securities under our stock incentive plan. Appropriate legends were affixed to the share certificates issued in such transactions. Each of these recipients had adequate access, through employment or other relationships, to information about us.

        There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)
Exhibits.

Exhibit Number	Exhibit Title
1.1(1)	Form of Underwriting Agreement.
3.1(1)	Certificate of Incorporation, as amended.
3.2(1)	Form of Amended and Restated Certificate of Incorporation to be in effect upon completion of this offering.
3.3(2)	Bylaws.
3.4(1)	Form of Amended and Restated Bylaws to be in effect upon completion of this offering.
4.1	Form of Common Stock Certificate.
4.2(2)	Stockholders Agreement among the Registrant and certain investors set forth therein, dated June 10, 2004.
4.3(2)	First Amendment to the Stockholders Agreement among the Registrant and certain investors set forth therein, dated December 21, 2004.
4.4(2)	Second Amendment to the Stockholders Agreement among the Registrant and certain investors set forth therein, dated June 28, 2006.
5.1	Opinion of Latham & Watkins LLP.
10.1#(1)	2004 Equity Incentive Plan.
10.2#(2)	First Amendment to 2004 Equity Incentive Plan.
10.3#(2)	Second Amendment to 2004 Equity Incentive Plan.
10.4#(2)	2004 Equity Incentive Plan Form of Time Stock Option Certificate.
10.5#(2)	2004 Equity Incentive Plan Form of Performance Stock Option Certificate.
10.6#(1)	2006 Equity Incentive Award Plan.
10.7#(2)	Deferred Compensation Plan.
10.8#(2)	Employment Agreement with Leslie A. Blodgett, dated May 3, 2004.
10.9#(2)	First Amendment to Employment Agreement with Leslie A. Blodgett, dated August 2, 2005.
10.10#(2)	Second Amendment to Employment Agreement with Leslie A. Blodgett effective as of May 31, 2006.
10.11#(2)	Employment Offer Letter to Diane M. Miles, dated April 3, 2006.
10.12#(2)	Employment Offer Letter to Myles B. McCormick, dated December 8, 2004.
10.13†(2)	Amended and Restated Agreement between Dolphin Acquisition Corp. and QVC, Inc. dated December 31, 1998.
10.14(2)	First Amendment to Amended and Restated Agreement between Dolphin Acquisition Corp., d/b/a Bare Escentuals, and QVC, Inc. dated January 29, 1999.

10.15(2)	Second Amendment to Amended and Restated Agreement between Dolphin Acquisition Corp., d/b/a Bare Escentuals, and QVC, Inc. dated February 9, 1999.
10.16†(2)	License and Supply Agreement between Registrant and BioKool LLC dated September 12, 2005.
10.17†(2)	First Addendum to License and Supply Agreement between Registrant and BioKool LLC effective as of December 29, 2005.
10.18†(2)	Master Services Agreement between Registrant and Datapak Services Corporation dated January 3, 2006.
10.19#(2)	Form of Indemnification Agreement.
10.20(2)	Credit Agreement among MD Beauty, Inc., Registrant, BNP Paribas, and certain lenders dated February 18, 2005.
10.21(2)	First Amendment to Credit Agreement among MD Beauty, Inc., Registrant, BNP Paribas and certain lenders dated July 21, 2005.
10.22(2)	Second Amendment to Credit Agreement among MD Beauty, Inc., Registrant, BNP Paribas and certain lenders dated October 7, 2005.
10.23(2)	Third Amendment to Credit Agreement among MD Beauty, Inc., Registrant, BNP Paribas and certain lenders dated March 17, 2006.
10.24(2)	Fourth Amendment to Credit Agreement among MD Beauty, Inc., Registrant, BNP Paribas and certain lenders dated June 7, 2006.
10.25(2)	Security Agreement in connection with the Credit Agreement among MD Beauty, Inc., Registrant, BNP Paribas, and certain lenders dated February 18, 2005.
10.26(2)	Form of Term Loan Note in connection with the Credit Agreement.
10.27(2)	Form of Revolving Note in connection with the Credit Agreement.
10.28(2)	Term Loan Agreement among MD Beauty, Inc., Registrant, BNP Paribas, and certain lenders dated February 18, 2005.
10.29(2)	First Amendment to Term Loan Agreement among MD Beauty, Inc., Registrant, BNP Paribas and certain lenders dated July 21, 2005.
10.30(2)	Second Amendment to Term Loan Agreement among MD Beauty, Inc., Registrant, BNP Paribas and certain lenders dated October 7, 2005.
10.31(2)	Third Amendment to Term Loan Agreement among MD Beauty, Inc., Registrant, BNP Paribas and certain lenders dated March 17, 2006.
10.32(2)	Fourth Amendment to Term Loan Agreement among MD Beauty, Inc., Registrant, BNP Paribas and certain lenders dated June 7, 2006.
10.33(2)	Security Agreement in connection with the Term Loan Agreement among MD Beauty, Inc., Registrant, BNP Paribas, and certain lenders dated February 18, 2005.
10.34(2)	Form of Term Loan Note in connection with Term Loan Agreement.
10.35(2)	Note Purchase Agreement among the Registrant and certain purchasers dated June 7, 2006, including Form of Notes.

10.36(2)	Lease between MD Beauty, Inc. and Davis Forbes Partners, L.P. dated May 26, 2005.
10.37(2)	Office Lease between MD Beauty, Inc. and ECI Stevenson LLC dated February 23, 2005, and First Amendment to Office Lease, dated March 6, 2006.
10.38†(3)	License Agreement between MD Beauty, Inc. and TriStrata Technology, Inc. dated July 15, 1999.
10.39†(3)	Amendment to License Agreement between MD Beauty, Inc. and TriStrata Technology, Inc. dated March 7, 2003.
10.40(3)	Amendment to License Agreement between MD Beauty, Inc. and TriStrata Technology, Inc. dated October 2, 2003.
10.41†(3)	Purchase and Sale Agreement among MD Formulations, Inc., Allergan, Inc. and Allergan Sales, Inc. dated May 14, 1999.
10.42†(1)	Third Amendment to Amended and Restated Agreement between Bare Escentuals Beauty, Inc. and QVC, Inc. dated September 5, 2006.
10.43	Fifth Amendment to Credit Agreement among Bare Escentuals Beauty, Inc., formerly known as MD Beauty, Inc., Registrant, BNP Paribas and certain lenders dated September 11, 2006.
10.44	Name and Likeness License Agreement between the Registrant and Leslie A. Blodgett dated September 22, 2006.
23.1(1)	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1(2)	Power of Attorney.

†
Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and this exhibit has been filed separately with the SEC.

#
Indicates management contract or compensatory plan.

(1)
Filed with the Registrant's Amendment No. 3 to the Registration Statement on Form S-1 on September 13, 2006.

(2)
Filed with the Registrant's Registration Statement on Form S-1 on June 30, 2006.

(3)
Filed with the Registrant's Amendment No. 1 to the Registration Statement on Form S-1 on August 15, 2006.

(b)
Financial Statement Schedules.

        No financial statement schedules are provided because the information called for is not required or is shown either in the consolidated financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS.

        The undersigned hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions described in Item 14 or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        We hereby undertake that:

  1.
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  2.
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act, Bare Escentuals, Inc. has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California, on September 25, 2006.

BARE ESCENTUALS, INC.
By:	/s/ MYLES B. MCCORMICK Myles B. McCormick Senior Vice President, Chief Financial Officer, Chief Operations Officer and Secretary

        Pursuant to the requirements of the Securities Act, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* Leslie A. Blodgett	Chief Executive Officer and Director (Principal Executive Officer)	September 25, 2006
/s/ MYLES B. MCCORMICK Myles B. McCormick	Senior Vice President, Chief Financial Officer, Chief Operations Officer and Secretary (Principal Financial and Accounting Officer)	September 25, 2006
* Ross M. Jones	Director	September 25, 2006
* Bradley M. Bloom	Director	September 25, 2006
* John C. Hansen	Director	September 25, 2006
* Michael J. John	Director	September 25, 2006
* Lea Anne Ottinger	Director	September 25, 2006
* Karen M. Rose	Director	September 25, 2006
* Glen T. Senk	Director	September 25, 2006

* By:	/s/ MYLES B. MCCORMICK Myles B. McCormick Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
1.1(1)	Form of Underwriting Agreement.
3.1(1)	Certificate of Incorporation, as amended.
3.2(1)	Form of Amended and Restated Certificate of Incorporation to be in effect upon completion of this offering.
3.3(2)	Bylaws.
3.4(1)	Form of Amended and Restated Bylaws to be in effect upon completion of this offering.
4.1	Form of Common Stock Certificate.
4.2(2)	Stockholders Agreement among the Registrant and certain investors set forth therein, dated June 10, 2004.
4.3(2)	First Amendment to the Stockholders Agreement among the Registrant and certain investors set forth therein, dated December 21, 2004.
4.4(2)	Second Amendment to the Stockholders Agreement among the Registrant and certain investors set forth therein, dated June 28, 2006.
5.1	Opinion of Latham & Watkins LLP.
10.1#(1)	2004 Equity Incentive Plan.
10.2#(2)	First Amendment to 2004 Equity Incentive Plan.
10.3#(2)	Second Amendment to 2004 Equity Incentive Plan.
10.4#(2)	2004 Equity Incentive Plan Form of Time Stock Option Certificate.
10.5#(2)	2004 Equity Incentive Plan Form of Performance Stock Option Certificate.
10.6#(1)	2006 Equity Incentive Award Plan.
10.7#(2)	Deferred Compensation Plan.
10.8#(2)	Employment Agreement with Leslie A. Blodgett, dated May 3, 2004.
10.9#(2)	First Amendment to Employment Agreement with Leslie A. Blodgett, dated August 2, 2005.
10.10#(2)	Second Amendment to Employment Agreement with Leslie A. Blodgett effective as of May 31, 2006.
10.11#(2)	Employment Offer Letter to Diane M. Miles, dated April 3, 2006.
10.12#(2)	Employment Offer Letter to Myles B. McCormick, dated December 8, 2004.
10.13†(2)	Amended and Restated Agreement between Dolphin Acquisition Corp. and QVC, Inc. dated December 31, 1998.
10.14(2)	First Amendment to Amended and Restated Agreement between Dolphin Acquisition Corp., d/b/a Bare Escentuals, and QVC, Inc. dated January 29, 1999.
10.15(2)	Second Amendment to Amended and Restated Agreement between Dolphin Acquisition Corp., d/b/a Bare Escentuals, and QVC, Inc. dated February 9, 1999.
10.16†(2)	License and Supply Agreement between Registrant and BioKool LLC dated September 12, 2005.
10.17†(2)	First Addendum to License and Supply Agreement between Registrant and BioKool LLC effective as of December 29, 2005.
10.18†(2)	Master Services Agreement between Registrant and Datapak Services Corporation dated January 3, 2006.
10.19#(2)	Form of Indemnification Agreement.
10.20(2)	Credit Agreement among MD Beauty, Inc., Registrant, BNP Paribas, and certain lenders dated February 18, 2005.
10.21(2)	First Amendment to Credit Agreement among MD Beauty, Inc., Registrant, BNP Paribas and certain lenders dated July 21, 2005.
10.22(2)	Second Amendment to Credit Agreement among MD Beauty, Inc., Registrant, BNP Paribas and certain lenders dated October 7, 2005.
10.23(2)	Third Amendment to Credit Agreement among MD Beauty, Inc., Registrant, BNP Paribas and certain lenders dated March 17, 2006.

10.24(2)	Fourth Amendment to Credit Agreement among MD Beauty, Inc., Registrant, BNP Paribas and certain lenders dated June 7, 2006.
10.25(2)	Security Agreement in connection with the Credit Agreement among MD Beauty, Inc., Registrant, BNP Paribas, and certain lenders dated February 18, 2005.
10.26(2)	Form of Term Loan Note in connection with the Credit Agreement.
10.27(2)	Form of Revolving Note in connection with the Credit Agreement.
10.28(2)	Term Loan Agreement among MD Beauty, Inc., Registrant, BNP Paribas, and certain lenders dated February 18, 2005.
10.29(2)	First Amendment to Term Loan Agreement among MD Beauty, Inc., Registrant, BNP Paribas and certain lenders dated July 21, 2005.
10.30(2)	Second Amendment to Term Loan Agreement among MD Beauty, Inc., Registrant, BNP Paribas and certain lenders dated October 7, 2005.
10.31(2)	Third Amendment to Term Loan Agreement among MD Beauty, Inc., Registrant, BNP Paribas and certain lenders dated March 17, 2006.
10.32(2)	Fourth Amendment to Term Loan Agreement among MD Beauty, Inc., Registrant, BNP Paribas and certain lenders dated June 7, 2006.
10.33(2)	Security Agreement in connection with the Term Loan Agreement among MD Beauty, Inc., Registrant, BNP Paribas, and certain lenders dated February 18, 2005.
10.34(2)	Form of Term Loan Note in connection with Term Loan Agreement.
10.35(2)	Note Purchase Agreement among the Registrant and certain purchasers dated June 7, 2006, including Form of Notes.
10.36(2)	Lease between MD Beauty, Inc. and Davis Forbes Partners, L.P. dated May 26, 2005.
10.37(2)	Office Lease between MD Beauty, Inc. and ECI Stevenson LLC dated February 23, 2005, and First Amendment to Office Lease, dated March 6, 2006.
10.38†(3)	License Agreement between MD Beauty, Inc. and TriStrata Technology, Inc. dated July 15, 1999.
10.39†(3)	Amendment to License Agreement between MD Beauty, Inc. and TriStrata Technology, Inc. dated March 7, 2003.
10.40(3)	Amendment to License Agreement between MD Beauty, Inc. and TriStrata Technology, Inc. dated October 2, 2003.
10.41†(3)	Purchase and Sale Agreement among MD Formulations, Inc., Allergan, Inc. and Allergan Sales, Inc. dated May 14, 1999.
10.42†(1)	Third Amendment to Amended and Restated Agreement between Bare Escentuals Beauty, Inc. and QVC, Inc. dated September 5, 2006.
10.43	Fifth Amendment to Credit Agreement among Bare Escentuals Beauty, Inc., formerly known as MD Beauty, Inc., Registrant, BNP Paribas and certain lenders dated September 11, 2006.
10.44	Name and Likeness License Agreement between the Registrant and Leslie A. Blodgett dated September 22, 2006.
23.1(1)	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1(2)	Power of Attorney.

†
Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and this exhibit has been filed separately with the SEC.

#
Indicates management contract or compensatory plan.

(1)
Filed with the Registrant's Amendment No. 3 to the Registration Statement on Form S-1 on September 13, 2006.

(2)
Filed with the Registrant's Registration Statement on Form S-1 on June 30, 2006.

(3)
Filed with the Registrant's Amendment No. 1 to the Registration Statement on Form S-1 on August 15, 2006.

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX